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                                                                   Exhibit 99.1



October 3, 2000


Mr. Thomas F. Hewitt                               Fax 412-937-8051
CEO and Chairman of the Board                      thewitt@interstatehotels.com
Interstate Hotels                                  ----------------------------
Foster Plaza Ten, 680 Andersen Drive
Pittsburgh, PA  15220

Re:      INTERSTATE OFFER

Dear Mr. Hewitt:

         We are pleased to submit a proposal for the acquisition (the "Acquisition") of Interstate Hotels Corp. (the "Company") for $4.125 per share for all of the shares of Common Stock, Class B Common Stock and Class C Common Stock in the Company in cash (the "Proposal"). Our preliminary indication of value is based upon the financial and other information contained in the Company's Schedule 13D filing dated August 31, 2000 as well as your second quarter public financial statements.

         The Acquisition would be subject to the conduct and completion of business, legal, tax, accounting, employee benefits, environmental and other due diligence investigation normal to a transaction of this nature. We are prepared to commence our due diligence investigation immediately upon your acceptance of this Proposal and anticipate that our due diligence will be completed within thirty days, assuming full access to the Company and your cooperation (the "Due Diligence Period"). Our legal and accounting advisors are available to discuss with you the materials they will require in connection with the due diligence.

         The Acquisition would also be conditioned upon the satisfactory completion of the transaction contemplated by the Conversion and Redemption Agreement dated August 31, 2000, among Interstate Hotels, LLC, PAH-Interstate Holdings, Inc., Wyndham International, Inc., Patriot American Hospitality, Inc., Northridge Holdings, Inc. and the Company. Furthermore, the required Due Diligence Period would necessarily entail a postponement of your October 16 shareholder's meeting until November 15.

         This offer is submitted by the Shaner Hotel Group and Bruce S. Brickman & Associates, Inc. ("Brickman") who jointly have the resources to provide the necessary funds to complete the proposed transaction.

         Shaner Hotel Group ("SHG") is a successful owner and operators of hotels in the United States. Currently, SHG operates 54 hotels with over 8,000 rooms in 24 states under many of the same hotel brands as Interstate, including Marriott, Radisson, Hilton and Bass. In 1999, these hotels generated over $165 million in revenues and over $40 in operating profit for SHG. Lance

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Shaner, chairman and CEO, and Fred Shaner, President and COO of SHG have a proven and successful track records in the hospitality industry. Their experience and management organization is well qualified to successfully complete this proposed transaction.

         Brickman was formed in 1992 as a full service commercial real estate development company. Over the past three years, Brickman has invested over $1.5 billion in various real estate projects. Brickman's management team of Bruce S. Brickman, Roderick O'Connor and Kathy Corton has over 50 years of finance and investment banking experience. As part of a recent effort to become more active in lodging-related investments, Brickman is now affiliated with Haberhill LLC, whose managing member if Douglas Greene. Mr. Greene has spent the past eighteen years with Marriott Corporation, most recently as Senior Vice President for Host Marriott Corporation.

         Should you or we become legally required to make any disclosure of our indication of interest, you and we shall agree on the content of any such disclosure prior to its public dissemination, and our identity or interest in the Company or the status of our discussions shall not be disclosed by you without our prior consent. A binding commitment with respect to the Acquisition of the Company would result only from the execution of a definitive agreement, subject to the conditions expressed therein. We are prepared to negotiate and complete such an agreement during the Due Diligence Period.

         We are enthusiastic about pursuing our proposed Acquisition of the Company, and we are confident of our ability to consummate the transactions described above on an expedited basis. We are prepared to meet promptly with you and your representatives and to answer any questions you may have about our proposal and to negotiate a mutually beneficial transaction. For further information, please contact either the undersigned at 814-234-4460 or Thomas Patrick Dore, Jr. of Davis Polk & Wardwell at (212) 450-4136.

         The Proposal will automatically expire unless accepted by you by midnight on October 10, 2000. This offer is also subject to termination by us at any time if we learn of the disclosure of the terms hereof by you, or any of your representatives, to any other bidder or representative hereof.

         We look forward to hearing from you.

Very truly yours,


Lance T. Shaner
Chairman and CEO
Shaner Hotel Group Limited Partnership
Shaner Operating Corp., Limited Partnership